Exhibit 10(i)
SETTLEMENT AGREEMENT
 AND
RELEASE

This Settlement Agreement and Release (the “Agreement”) is effective July 10, 2009, by and between Vlado Hrejanovic, an individual (“Hreljanovic”) and Juniper Group, Inc., a Nevada corporation, (“Juniper”).

RECITALS

A.  WHEREAS, Hreljanovic has provided personal services to Juniper for which he has not been fully compensated: and

B.  WHEREAS, Juniper has agreed to issue Series E Preferred Shares of Juniper Holdings, Inc. in partial satisfaction in the amount of $31,000 for such services and.

C.  WHEREAS, the parties desire in exchange for the releases and promised delivery designated herein to release and discharge any and claims for services in the amount of $31,000 that exist between the parties hereto and to resolve only that amount of the compensation claims by Hreljanovic against Juniper without the necessity of further claims, payments or exchanges;

NOW THEREFORE, in consideration of the mutual covenants contained herein which are acknowledge to be good and valuable consideration the parties agree as follows:

1.	Juniper shall deliver to Hreljanovic 31,000,000 shares of Juniper Group, Inc. Series E Preferred Stock.

2.
Juniper and Hreljanovic shall each release and discharge the other herein named parties from any and all charges, claims and rights that were asserted or could have been asserted as to the other party upon the execution and performance provided for herein for compensation in the amount of $31,000 owed to Hreljanovic by Juniper.

3.
The parties hereby release, acquit and forever discharge each other, their present and former officers, directors, members, employees, affiliates, owners, partners, attorneys, agents, successors and assigns, of and from any and all claims, demands, promises, costs, damages, expenses and/or causes of action of any nature whatsoever, which exist or may exist based upon the obligation of Juniper to Hreljanovic for compensation in the amount of $31,000 that exists as of the date of this agreement.  In this regard, the parties acknowledge and represent that they have made their own investigation with respect to the claims involved in the compensation claims and the advisability of settlement and that they have not relied upon any representations of any other party to this agreement in agreeing to settlement of the claims in the amount of $31,000 and the mutual release contained herein.

4.
The parties acknowledge and agree that this agreement is entered into in settlement and compromise of te potential claims and shall not constitute an admission of any evidence of wrongdoing by any party and that each party denies any liability to any other party to this agreement.

5.
Should legal action be necessary to enforce, construe, rescind, terminate or recover for the breach of the provisions of this agreement, the prevailing part or parties shall be entitled to recover all costs of suit, including reasonable attorney=s fees.

6.	This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

7.	The individuals signing this Agreement warrant that they have full authority to bind their principals as parties to this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

Vlado P. Hreljanovic	Juniper Group, Inc.

/s/	By: /s/ .
 Individually                                                                                 Office:                                                  .